CERTIFICATE OF DESIGNATIONS

                                          OF

                                SERIES A 12% CUMULATIVE
                                    PREFERRED STOCK

                                          OF

                              CONTINENTAL AIRLINES, INC.

                Pursuant to Section 151 of the General Corporation Law
                               of the State of Delaware

           Continental Airlines, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") adopted resolutions creating a series of its Preferred Stock, $.01 par value, designated as Series A 12% Cumulative Preferred Stock:

           RESOLVED, that a series of the class of authorized Preferred Stock, $.01 par value, of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Corporation's Restated Certificate of Incorporation that are applicable to the Preferred Stock), are as follows:

           Section 1.  Designation and Amount.

           The shares of such series shall be designated as the "Series A 12% Cumulative Preferred Stock" ("Series A 12% Preferred Stock") and the number of shares constituting such series shall be 1,000,000, which number may be decreased and, but only for purposes of Section 2(b) below, increased by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A 12% Preferred Stock.

           Section 2.  Dividends and Distributions.

           (a) The holders of shares of Series A 12% Preferred Stock, in preference to the holders of shares of the Corporation's Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock, each par value $.01 per share (collectively, the "Common Stock"), and to any other capital stock of the Corporation ranking junior to Series A 12% Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends, cumulative dividends payable in cash, subject to Section 2(b), at the annual rate of $12 per share and, subject to the other provisions of this Section 2, no more. Dividends payable in respect of the outstanding shares of Series A 12% Preferred Stock shall begin to accrue and be cumulative from the respective dates of original issue of such shares (which dates shall be reflected on the certificates evidencing the same), and shall be payable in quarterly payments on May 30, August 29, November 29, and March 1 (or, if any such day is not a Business Day, as defined in Section 8, the Business Day next preceding such day) in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date" and any dividend not paid on such date either in cash or in additional shares of Series A 12% Preferred Stock as provided herein being referred to herein as "past due") for each of the fiscal quarters ended March 31, June 30, September 30 and December 31, respectively, commencing in respect of each share of Series A 12% Preferred Stock on the first Quarterly Dividend Payment Date which is at least seven days after the date of original issue thereof; provided, however, that if any applicable dividend payment or redemption payment is not made on a Quarterly Dividend Payment Date or the date set for such redemption, respectively, thereafter Series A 12% Preferred Stock shall accrue additional dividends in respect of all such dividend payments and redemption payments that are past due and unpaid at (A) an annual rate of 12% or (B) such lesser rate as may be the maximum rate that is permitted by applicable law (in either case compounded quarterly), with the amount of such additional dividends added to accrued dividend payments or redemption payments, respectively, until all such dividend payments and redemption payments shall have been paid in full (or declared and funds sufficient therefor Set Apart for Payment, as defined in Section 8).

           (b) To the extent Net Income, as defined below, for any calendar quarter is less than the amount of the dividend due on all outstanding shares of Series A 12% Preferred Stock on the Quarterly Dividend Payment Date with respect to such calendar quarter, dividends may be declared and paid, at the election of the Board of Directors, in additional shares of Series A 12% Preferred Stock, to the extent legally permissible, in lieu of declaration and payment thereof in cash. "Net Income" means earnings from operations before interest and taxes, less interest on all debt instruments (including capital leases), plus non-operating income, less non-operating expenses, less income taxes (i) for so long as the Corporation is required to file periodic reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as specified in the Corporation's Quarterly Report on Form 10-Q required to be filed with respect to the fiscal quarter for which Net Income is being determined or in the Corporation's unaudited quarterly reports, which shall be prepared in accordance with generally accepted accounting principles (except for the absence of detailed notes or other exceptions customary for interim financial statements), consistently applied (the "Corporation's Quarterly Reports"), with respect to the fourth fiscal quarter in any year, and (ii) during any period when the Corporation is not required to file periodic reports under the Exchange Act, as specified in the Corporation's Quarterly Reports. In addition, notwithstanding the provisions of Section 2(a) above, any dividend accumulating through December 31, 1996 (payable March 1, 1997) shall be declared and paid in additional shares of Series A 12% Preferred Stock, to the extent legally permissible, in lieu of declaration and payment thereof in cash. The number of shares of Series A 12% Preferred Stock to be issued in lieu of cash dividends shall be calculated based on a value of $100 per share of Series A 12% Preferred Stock. The shares of Series A 12% Preferred Stock issued shall be fully paid and non-assessable. No certificates for fractional shares shall be issued, and the Corporation shall round off any fractional share to the next lower whole share amount. In determining such fractional shares, the Corporation shall aggregate all shares of Series A 12% Preferred Stock held by a Registered Holder thereof. The Corporation shall pay, if there are funds legally available therefor, to each holder in cash an amount equal to the value (based on a $100 value per share) of any fractional share not issued in accordance with this Section 2(b).

           (c) The amount of dividends payable shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series A 12% Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share-basis among all such shares at the time outstanding. The Board of Directors may fix a record date (a "Regular Record Date") for the determination of holders of shares of Series A 12% Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days nor less than ten days prior to the date fixed for the payment thereof. Any dividend declared by the Board of Directors as payable and punctually paid or Set Apart for Payment on a Quarterly Dividend Payment Date will be paid to the Persons, as defined in
Section 8, in whose names Series A 12% Preferred Stock is registered at the close of business on the Regular Record Date set with respect to that Quarter Dividend Payment Date (the "Registered Holders"). Any dividend not so paid or Set Apart for Payment shall forthwith cease to be payable to such Registered Holders and may be paid to the Registered Holders at the close of business on the record date for the payment of such defaulted dividends and interest to be fixed by the Board of Directors (a "Special Record Date").
The Board of Directors shall provide Registered Holders of Series A 12% Preferred Stock not less than 10 days' prior notice of a Special Record Date. Subject to Section 2(b), all such payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

           (d) The Registered Holder of any shares of Series A 12% Preferred Stock, upon the Corporation's written request therefor containing a reasonably complete description of the basis for such request, shall reimburse the corporation for any and all withholding tax liabilities incurred by the Corporation in connection with any dividends paid or distributions made (including, without limitation, in connection with any redemption of Series A 12% Preferred Stock) to such holder in respect of Series A 12% Preferred Stock. Each Registered Holder, by acceptance of the certificate evidencing such holder's shares of Series A 12% Preferred Stock, shall be deemed to have agreed to the terms of this Section 2(d).

           (e) The holders of shares of Series A 12% Preferred Stock shall not be entitled to receive any dividends or other distributions in respect of such shares of Series A 12% Preferred Stock except as provided in these designations of Series A 12% Preferred Stock.

           Section 3. Voting Rights.
           (a) So long as any shares of Series A 12% Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of at least a majority of the number of then-outstanding shares of Series A 12% Preferred Stock, voting as a single class, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, the Corporation shall not: (i) authorize or create any class or series, or any shares of any class or series, of stock having any preference or priority as to dividends or upon redemption, liquidation, dissolution, or winding up over Series A 12% Preferred Stock ("Senior Stock"); provided, however, that no such vote shall be required with respect to the authorization or creation by the Corporation of one or more series of Senior Stock if the proceeds of the Corporation's issuance of such Senior Stock are sufficient, and are used, to redeem all outstanding shares of Series A 12% Preferred Stock; (ii) authorize or create any class or series, or any shares of any class or series, of stock (other than the Series A 8% Cumulative Preferred Stock) of the Corporation ranking on a parity (either as to dividends or upon redemption, liquidation, dissolution or winding up) with Series A 12% Preferred Stock ("Parity
Stock"); provided, however, that no such vote shall be required with respect to the authorization or creation by the Corporation of one or more new series of Parity Stock if (A)(x) the aggregate purchase price (excluding transaction-related expenses) of all shares of each such series is equal to or greater than the aggregate liquidation preference of all shares of such series, (y) the aggregate liquidation preference (excluding accrued but unpaid dividends) of all shares of all such series of Preferred Stock does not exceed $25 million, and (z) shares of any such new series shall be issued only to an employee stock ownership plan, employee stock ownership trust or other similar arrangement organized and maintained by the Corporation for the benefit of its employees or (B) the proceeds of the Corporation's issuance of such Parity Stock are sufficient, and are used, to redeem all outstanding shares of Series A 12% Preferred Stock; (iii) reclassify, convert or exchange any shares of stock of the Corporation into shares of Senior Stock or Parity Stock; (iv) authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock;
(v) amend, alter or repeal (by merger or otherwise) the Corporation's
Restated Certificate of Incorporation, as it may be amended from time to time (the "Restated Certificate of Incorporation") to alter or change the preferences, rights or powers of Series A 12% Preferred Stock so as to affect Series A 12% Preferred Stock adversely or (except for purposes of Section
2(b) above) to increase the authorized number of shares of Series A 12% Preferred Stock; or (vi) effect the voluntary liquidation, dissolution or winding up of the Corporation, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Corporation, or the merger or consolidation of the Corporation with or into any other Person; provided, however, that, except as otherwise specifically required by the Restated Certificate of Incorporation, no separate vote of the holders of Series A 12% Preferred Stock as a class shall be required in the case of such a merger or consolidation or a sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Corporation (a "reorganization") if (A)(i) the resulting, surviving or acquiring Person will have after such reorganization no stock either authorized or outstanding ranking (either as to dividends or upon redemption, liquidation, dissolution or winding up) prior to, or on a parity with, Series A 12% Preferred Stock or the stock of the resulting, surviving or acquiring Person issued in exchange therefor (except any stock of the Corporation authorized or outstanding immediately preceding such reorganization ranking prior to or on a parity with the Series A 12% Preferred Stock, as aforesaid ("Grandfathered Stock"), or any stock of the resulting, surviving or acquiring Person containing substantially the same relative rights and preferences as any Grandfathered Stock and issued in exchange therefor), and
(ii) each holder of shares of Series A 12% Preferred Stock immediately preceding such reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving, or acquiring Person, or, if the Corporation is the surviving Person and Series A 12% Preferred Stock remains outstanding, without change to its preferences, rights and powers, or (B) the Corporation redeems all outstanding shares of Series A 12% Preferred Stock simultaneously with the effectiveness of such merger, consolidation or reorganization.

           (b) Subject to compliance with Foreign Ownership Restrictions, as defined in the Restated Certificate of Incorporation, whenever (i) there shall have occurred nine (9) consecutive Quarterly Dividend Payment Dates on which dividends payable on shares of Series A 12% Preferred Stock pursuant to the terms of Section 2(a) shall not have been paid in cash at the annual rate of $12 per share or in additional shares of Series A 12% Preferred Stock in accordance with Section 2(b) (a "Dividend Default"), (ii) the Corporation shall have violated any of the covenants in Section 4 and such violation shall be continuing or (iii) the Corporation shall not have redeemed shares of Series A 12% Preferred Stock within five days of the date (a "Redemption Date") of any redemption of which it has given, or is required to give, notice pursuant to Section 5(c), regardless of whether there shall be funds legally available to effect such redemption (a "Redemption Default"), thereafter and until the third consecutive Quarterly Dividend Payment Date on which dividends on Series A 12% Preferred Stock shall have been paid in cash (or in additional shares of Series A 12% Preferred Stock in accordance with Section 2(b)) in full (and no dividend arrearages shall exist on the Series
A 12% Preferred Stock) (hereinafter a cure of such Dividend Default) or such covenant shall have been complied with, or such redemption shall have been performed or all funds necessary therefor Set Apart for Payment, as the case may be, the holders of shares of Series A 12% Preferred Stock shall have the right, notwithstanding anything to the contrary in the Restated Certificate of Incorporation or By-Laws of the Corporation (the "By-Laws"), voting together as a single class, to elect one director. This right to elect a director may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournments thereof, or by the written consent delivered to the Secretary of the Corporation of the holders of a majority of all outstanding shares of Series A 12% Preferred Stock as of the record date of such written consent, until any Dividend Default or Redemption Default shall have been cured, and any covenant violation shall cease to be continuing, at which time the term of office of the director so elected shall terminate automatically. So long as such right to vote continues (and unless such right has been exercised by written consent of the holders of a majority of the outstanding shares of Series A 12% Preferred Stock as herein before authorized), the Secretary of the Corporation may call, and upon the written request of the holders of record of a majority of the outstanding shares of Series A 12% Preferred Stock addressed to him or her at the principal office of the Corporation shall call, a special meeting of the holders of Series A 12% Preferred Stock for the election of a director as provided herein. Such meeting shall be held within 30 days after delivery of such notice to the Secretary, at the place and upon the notice provided by law and in the By-Laws or in the notice of meeting. No such special meeting or adjournment thereof shall be held on a date less than 30 days before any annual meeting of stockholders or any special meeting in lieu thereof. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Series A 12% Preferred Stock entitled to vote in such election shall be present or represented by proxy, or if the holders of a majority of the outstanding shares of Series A 12% Preferred Stock shall have acted by written consent in lieu of a meeting with respect thereto, then the authorized number of directors shall be increased by one and the holders of Series A 12% Preferred Stock, voting as a class, shall be entitled to elect the additional director. The absence of a quorum of the holders of any other class or series of capital stock of the Corporation at any such annual or special meeting shall not affect the exercise by the holders of Series A 12% Preferred Stock of their voting rights. The director so elected shall serve until the next annual meeting or until his or her successor shall be elected and shall qualify, unless the director's term of office shall have terminated under the circumstances set forth in the second sentence of this Section 3(b). If the director elected by the holders of Series A 12% Preferred Stock as a class dies or becomes incapacitated, the holders of Series A 12% Preferred Stock then outstanding and entitled to vote for such director by written consent as herein above provided, or at a special meeting of such holders called as provided above, may elect his or her successor to hold office for the unexpired term. Holders of Series A 12% Preferred Stock shall have the right to remove, with or without cause, any director originally elected by such holders, upon the affirmative vote of a majority of such holders by written consent as herein above provided or at a special meeting of such holders called as provided above. The rights of the holders of Series A 12% Preferred Stock to elect directors pursuant to the terms of this
Section 3(b) shall not be affected adversely by the voting or other rights applicable to any other security of the Corporation. All rights of holders of Series A 12% Preferred Stock under this Section 3(b) shall be subject to Foreign Ownership Restrictions.

           (c) Except as otherwise provided in this Certificate of Designation of Series A 12% Cumulative Preferred Stock or in the Restated Certificate of Incorporation, or as required by law, the holders of shares of Series A 12% Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporate action.

           Section 4.  Certain Restrictions.

           (a) Whenever (i) dividends on shares of Series A 12% Preferred Stock pursuant to the terms of Section 2(a) or 2(b) shall not have been paid in full at or before 30 days following any Quarterly Dividend Payment Date, or (ii) the Corporation shall have not redeemed shares of Series A 12% Preferred Stock within five Business Days of a Redemption Date, thereafter and until all accrued and unpaid dividends, whether or not declared, shall have been paid in full or all such redemption payments shall have been made or all necessary funds for such redemption shall have been Set Apart for payment, as the case may be, the Corporation shall not, nor shall it permit any Subsidiary, as defined in Section 8, of the Corporation to: (A) declare or pay dividends, or make any other distributions, on any shares of Common Stock or other capital stock of the Corporation ranking junior (either as to dividends or upon redemption, liquidation, dissolution or winding up) to Series A 12% Preferred Stock, other than dividends or distributions payable in capital stock of the Corporation ranking junior to Series A 12% Preferred Stock with respect to dividends and upon redemption, liquidation, dissolution or winding up ("Junior Stock"); (B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, other than dividends or distributions payable in Junior Stock or Parity Stock, except dividends paid ratably on Series A 12% Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; or (C) redeem or purchase or otherwise acquire for consideration (other than Junior Stock) any shares of Junior Stock or Parity Stock (other than, with respect to Parity Stock, ratably with Series A 12% Preferred Stock).

           (b) The Corporation shall not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation, pursuant to Section 4(a), could purchase or otherwise acquire such shares at such time and in such manner.

           Section 5.  Redemption.

           (a) The Corporation may redeem, in whole or in part, any outstanding shares of Series A 12% Preferred Stock at any time, but only out of funds legally available therefor, by paying therefor in cash $100 per share plus an amount equal to all Accrued Dividends, as defined in Section 8, thereon to the date of redemption (the "Redemption Price"). If less than all outstanding shares of Series A 12% Preferred Stock are to be redeemed, the Corporation shall redeem shares pro rata among the holders thereof in accordance with the respective numbers of shares of Series A 12% Preferred Stock held by each of them.

           (b) On April 27, 2003, the Corporation shall redeem all outstanding shares of Series A 12% Preferred Stock, if any, but only out of funds legally available therefor by paying the Redemption Price therefor.

           (c) (i) Notice of any redemption of shares of Series A 12% Preferred Stock pursuant to this Section 5 shall be mailed not less than 30, but not more than 60, days prior to the date fixed for redemption to each holder of shares of Series A 12% Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of Series A 12% Preferred Stock, the Board of Directors may fix a record date for the determination of the holders of shares of Series A 12% Preferred Stock to be redeemed, not more than 60 days or less than 30 days prior to the date fixed for such redemption.

           (ii) Notice having been given pursuant to Section 5(c)(i), from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing for the payment of the applicable redemption price, all dividends on Series A 12% Preferred Stock thereby called for redemption shall cease to accrue, and from and after the earlier of (x) the date of redemption so specified, unless default shall be made by the Corporation as aforesaid, and (y) the date (prior to the date of redemption so specified) on which funds of the Corporation sufficient for the payment of the Redemption Price shall have been Set Apart for Payment thereof if the notice of redemption shall state the intention of the Corporation so to deposit such funds on a date specified in such notice, all rights of holders thereof as stockholders of the Corporation, except the right to receive the applicable Redemption Price (but without interest), shall cease and terminate. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys so deposited which shall remain unclaimed by the holders of such Series A 12% Preferred Stock at the end of six years after the redemption date shall to the fullest extent permitted by law become the property of, and be paid by such bank or trust company to, the Corporation.
If the Corporation shall default in providing for the redemption price as required pursuant to this Section 5, dividends on such Series A 12% Preferred Stock shall continue to accrue and be added to the required redemption payments as provided in Section 2(a).

           Section 6.  Reacquired Shares.

           Any shares of Series A 12% Preferred Stock redeemed, purchased or otherwise acquired by the Corporation or any Subsidiary of the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the General Corporation Law of the State of Delaware. The Corporation shall take all actions necessary so that all such shares become authorized but unissued shares of Preferred Stock, $.01 par value, of the Corporation and may be reissued as part of another series of Preferred Stock, $.01 par value, of the Corporation subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series, set forth in Section 3(a).

           Section 7.  Liquidation, Dissolution or Winding Up.

           (a) If the Corporation shall liquidate, dissolve or wind up, whether pursuant to federal bankruptcy laws, state laws or otherwise, no distribution shall be made (i) to the holders of shares of Junior Stock, unless prior thereto the holders of shares of Series A 12% Preferred Stock shall have received $100 per share plus an amount equal to all Accrued Dividends thereon to the date if such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on Series A 12% Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation.

           (b) Neither the consolidation, merger or other business combination or the Corporation with or into any other Person or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation to a Person or Persons other than the holders of Junior Stock shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.

           Section 8.  Definitions.

           As used in these designations of Series A 12% Preferred Stock, the following terms shall have the meanings indicated.

           "Accrued Dividends" to a particular date (the "Applicable Date") means all unpaid dividends payable pursuant to Section 2(a) or Section 2(b), whether or not declared, accrued to the Applicable Date.

           "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

           "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

           "Person" means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust or other entity.

           "Set Apart for Payment" means, when used with respect to funds of the Corporation to be used to pay dividends or effect redemptions of shares of Series A 12% Preferred Stock, that the funds of the Corporation to be used to pay dividends on or effect redemptions of any shares of Series A 12% Preferred Stock to the Corporation shall have irrevocably deposited with a bank or trust company doing business in the Borough of Manhattan in The City of New York, and having a capital and surplus of at least $50 million, in trust for the exclusive benefit of the holders of shares of Series A 12% Preferred Stock, funds sufficient to satisfy such payment or redemption obligation.

           "Subsidiary" of any Person means any corporation or other entity of which all the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

           Section 9.  Rank.

           Series A 12% Preferred Stock will rank, with respect to dividends and upon distribution of assets in liquidation, dissolution or winding up, prior to the Common Stock and pari passu with the Series A 8% Cumulative Preferred Stock of the Corporation.
                                     *     *     *
           IN WITNESS WHEREOF, the undersigned officer of the Corporation subscribes this Certificate of Designations of Series A 12% Cumulative Preferred Stock and affirms that the statements made herein are true under penalties of perjury this 30th day of June, 1995.

                                             CONTINENTAL AIRLINES, INC.


                                             By:__________________________
                                                  Name:  Jeffery A. Smisek
                                                  Title:  Secretary

ATTEST:

By:_____________________________
     Name:  Scott R. Peterson
     Title:  Assistant Secretary